Exhibit 99.1

SAFETY ANNOUNCES FOURTH QUARTER AND YEAR END 2016 RESULTS

Boston, Massachusetts, February 22, 2017.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported fourth quarter 2016 results. Net income for the quarter ended December 31, 2016 was $12.0 million, or $0.79 per diluted share, compared to net income of $10.3 million, or $0.69 per diluted share, for the comparable 2015 period. Net income for the year ended December 31,  2016 was $64.6 million, or $4.27 per diluted share, compared to a  net loss of $13.9 million, or $0.93 per diluted share, for the comparable 2015 period.  Safety’s book value per share increased to $44.27 at December 31, 2016 from $42.70 at December 31, 2015.  Safety paid $0.70 per share in dividends to investors during the quarters ended December 31, 2016 and December 31,  2015,  respectively. Safety paid $2.80 per share in dividends to investors during the years ended December 31, 2016 and December 31, 2015, respectively.

Direct written premiums for the quarter ended December 31,  2016 increased  by $7.7 million, or 4.4%, to $181.1 million from $173.4 million for the comparable 2015 period. Direct written premiums for the year ended December 31, 2016 increased by $25.9 million, or 3.3%, to $811.6 million from $785.7 million for the comparable 2015 period. The 2016 increase occurred primarily in our homeowners and commercial automobile lines of business, which experienced increases in average written premium per exposure of  7.4% and 7.5% respectively. Our private passenger automobile line of business has also experienced an increase of 3.1% in average written premium per exposure.

Net written premiums for the quarter ended December 31, 2016 increased by $5.8 million, or 3.6%, to $168.3 million from $162.5 million for the comparable 2015 period. Net written premiums for the year ended December 31, 2016 increased by $20.3 million, or 2.7%, to $766.5 million from $746.2 million for the comparable 2015 period. Net earned premiums for the quarter ended December 31, 2016 increased by $5.4 million, or 2.9%, to $192.0 million from $186.6 million for the comparable 2015 period. Net earned premiums for the year ended December 31, 2016 increased by $17.6 million, or 2.4%, to $755.8 million from $738.2 million for the comparable 2015 period. Net written and net earned premiums increased primarily due to increases in our homeowners  and commercial automobile business as discussed above.

For the quarter ended December 31, 2016, loss and loss adjustment expenses incurred decreased by $1.0 million, or 0.7%, to $127.3 million from $128.3 million for the comparable 2015 period. For the year ended December 31, 2016, loss and loss adjustment expenses incurred decreased by $119.2 million, or 19.4%, to $493.4 million from $612.6 million for the comparable 2015 period.

Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the quarter ended December 31, 2016 were 66.3%,  31.8%, and 98.1%, respectively, compared to 68.8%,  30.0%, and 98.8%, respectively, for the comparable 2015 period.  Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the year ended December 31, 2016 were 65.3%,  30.8%, and 96.1%, respectively, compared to 83.0%,  29.0%, and 112.0%, respectively, for the comparable 2015 period. Loss, expense and combined ratios for the year ended December 31,  2015 were impacted by the highest recorded snowfall totals in Massachusetts history. Total prior year favorable development included in the pre-tax results for the quarter ended December 31, 2016 was $11.8 million compared to $10.5 million for the comparable 2015 period. Total prior year favorable development included in the pre-tax results for the year ended December 31, 2016 was $45.4 million compared to $30.3 million for the comparable 2015 period.

Net investment income for the quarter ended December 31, 2016 increased by $0.5 million, or 4.8%, to $10.2 million from $9.7 million for the comparable 2015 period.  Net investment income for the year ended December 31, 2016 decreased by $2.1 million, or 5.2%, to $38.4 million from $40.5 million for the comparable 2015 period. The decrease is a result of changes in the average invested asset balance as a result of investment proceeds used in the payment of claims resulting from the 2015 winter events and increases in fixed maturity amortization. Net effective annualized yield on the investment portfolio for both the quarters ended December 31, 2016 and December 31, 2015 was 3.2%. Net effective annualized yield on the investment portfolio for the year ended December 31, 2016 was 3.1% compared to 3.3% for the comparable 2015 period. Our duration was 4.3 years at December 31, 2016 and  4.1 years at December 31, 2015, respectively.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, and Safety Property and Casualty Insurance Company which are Boston, MA based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31,  2015 Form 10-K with the SEC on February 26,  2016 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.

Office of Investor Relations

877-951-2522

InvestorRelations@SafetyInsurance.com

Cautionary Statement under "Safe Harbor" Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.  All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

Forward-looking statements are not guarantees of future performance.  By their nature, forward-looking statements are subject to risks and uncertainties.  There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements.  These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.  Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner of Insurance may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31,  2015 filed with the SEC on February 26,  2016.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.  You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	December 31,	December 31,
	2016	2015
	(Unaudited)
Assets
Investments:
Securities available for sale:
Fixed maturities, at fair value (amortized cost: $1,142,663 and $1,063,971)	$1,154,269	$1,081,637
Equity securities, at fair value (cost: $92,326 and $102,541)	105,095	110,204
Other invested assets	21,142	17,602
Total investments	1,280,506	1,209,443
Cash and cash equivalents	20,052	47,494
Accounts receivable, net of allowance for doubtful accounts	187,696	178,567
Receivable for securities sold	7,098	260
Accrued investment income	8,858	8,922
Taxes recoverable	—	15,497
Receivable from reinsurers related to paid loss and loss adjustment expenses	29,504	40,972
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	83,724	68,261
Ceded unearned premiums	28,585	23,222
Deferred policy acquisition costs	70,996	68,937
Deferred income taxes	3,083	4,430
Equity and deposits in pools	24,675	23,558
Other assets	13,469	14,306
Total assets	$1,758,246	$1,703,869

Liabilities
Loss and loss adjustment expense reserves	$560,321	$553,977
Unearned premium reserves	418,033	401,961
Accounts payable and accrued liabilities	66,805	53,722
Payable for securities purchased	5,564	8,607
Payable to reinsurers	13,502	11,547
Taxes payable	1,110	—
Other liabilities	22,185	29,556
Total liabilities	1,087,520	1,059,370

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 17,430,189 and 17,373,643 shares issued	174	174
Additional paid-in capital	184,549	179,896
Accumulated other comprehensive income, net of taxes	15,843	16,464
Retained earnings	553,995	531,800
Treasury stock, at cost: 2,279,570 shares	(83,835)	(83,835)
Total shareholders’ equity	670,726	644,499
Total liabilities and shareholders’ equity	$1,758,246	$1,703,869

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

Net earned premiums	$192,001	$186,571	$755,760	$738,164
Net investment income	10,178	9,710	38,413	40,534
Earnings from partnership investments	96	951	3,185	2,387
Net realized gains (losses) on investments	631	(397)	5,559	(469)
Net impairment losses on investments (a)	(369)	(362)	(798)	(796)
Finance and other service income	4,421	4,569	17,703	18,133
Total revenue	206,958	201,042	819,822	797,953

Losses and loss adjustment expenses	127,349	128,288	493,433	612,569
Underwriting, operating and related expenses	61,141	56,020	233,017	213,939
Interest expense	23	23	90	90
Total expenses	188,513	184,331	726,540	826,598

Income (loss) before income taxes	18,445	16,711	93,282	(28,645)
Income tax expense (credit)	6,492	6,421	28,697	(14,792)
Net income (loss)	$11,953	$10,290	$64,585	$(13,853)

Earnings (loss) per weighted average common share:
Basic	$0.79	$0.69	$4.29	$(0.93)
Diluted	$0.79	$0.69	$4.27	$(0.93)

Cash dividends paid per common share	$0.70	$0.70	$2.80	$2.80

Number of shares used in computing earnings (loss) per share:
Basic	14,960,516	14,881,666	14,946,453	14,866,607
Diluted	15,074,377	14,902,596	15,032,263	14,866,607
(a)	No portion of the other-than-temporary impairments recognized in the period indicated were included in comprehensive income

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Written Premiums
Direct	$181,051	$173,370	$811,559	$785,730
Assumed	7,750	7,185	30,424	28,322
Ceded	(20,483)	(18,042)	(75,513)	(67,872)
Net written premiums	$168,318	$162,513	$766,470	$746,180

Earned Premiums
Direct	$203,163	$196,815	$796,366	$776,633
Assumed	7,337	6,789	29,544	25,819
Ceded	(18,499)	(17,033)	(70,150)	(64,288)
Net earned premiums	$192,001	$186,571	$755,760	$738,164